EXHIBIT 10.17

2017 SENIOR Management Bonus Plan

A. Cash Bonus Plan

All Imperva, Inc. (the “Company”) executive officers are eligible to participate in the Cash Bonus Plan.

The cash bonus payable to executive officers will be calculated quarterly. At the end of each fiscal quarter, the quarterly revenue target (the “Quarterly Revenue Target”), as provided in the Company’s annual operating plan, will be compared to the Company’s actual quarterly performance.  The amount of bonus payable with respect to each quarter is the “Quarterly Bonus,” which is equal to the Quarterly Bonus Amount at Target set forth in the table below multiplied by the Cash Bonus Payout Percentage, set forth in the table further below.

Executive Officer	Quarterly Bonus Amount at Target
President and Chief Executive Officer	$115,000
Chief Revenue Officer	$83,750
Chief Financial Officer	$49,500
SVP and GM of Enterprise Solutions	$37,500
SVP and GM, Incapsula, Professional and Customer Services	$36,875
SVP and General Counsel	$36,250
Chief Technology Officer[1]	$31,875

1 The Company’s Chief Technology Officer is paid in Israeli shekels. His Quarterly Bonus Amount at Target was approved in U.S. dollars and will be converted to Israeli shekels.

	Below Threshold	Threshold[1]	Target	Maximum
Performance Achieved	< 85%	85%	100%	107.5%
Cash Bonus Payout Percentage[2]	0%	50%	100%	115%

1 The Company’s actual quarterly revenue must be at least 85% of the Quarterly Revenue Target in order for any bonuses to be paid out.

2 If actual quarterly revenue is less than 85% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 0%.  If actual quarterly revenue is 85% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 50%.  If actual quarterly revenue is 100% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 100%.  If actual quarterly revenue is 107.5% or more of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 115%.  If actual quarterly revenue is between 85% and 100% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage will be between 50% and 100%, calculated on a straight line basis between those two percentages.  For example, if actual revenue is 91% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage would be 70% of the Quarterly Bonus Amount [(((91% – 85%) / (100% – 85%)) x (100%-50%)) + 50%].  If actual quarterly revenue is between 100% and 107.5% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage will be between 100% and 115%, calculated on a straight line basis between those two percentages. For example, at the 104% achievement level, the Cash Bonus Payout Percentage would be 108% of the Quarterly Bonus Amount [(((104% – 100%) / (107.5% – 100%)) x (115%-100%)) + 100%].

It is anticipated that each Quarterly Bonus, if any, will be paid to executive officers promptly following the Compensation Committee’s confirmation of actual quarterly performance relative to the Quarterly Revenue Target for such quarter.  However, the Compensation Committee may determine to reduce such bonus, including upon a determination that the Company did not substantially meet its operating margin or operating expense targets (as provided in the Company’s annual operating plan) taking into account the actual revenue level in such quarter.

For purposes of computing whether operating margin and operating expense targets were met or exceeded, expenses actually paid or accrued by the Company related to the payment of commissions and bonuses to the Company’s personnel above the 100% level allocated for such expenses in the Company’s annual operating plan shall not be included as expenses.

B.Equity BONUS Plan

Executive officers will be eligible to participate in an equity pool of shares of common stock (in the form of restricted stock units and performance-based restricted stock units).  The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year‑end review, based on the number of executive officers participating, the cumulative achievement of quarterly targets within the fiscal year, compensation information based on peer analysis and survey data, and other factors.  The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer and then the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the senior management team.  Such restricted stock units and performance-based restricted stock units will vest according to standard vesting terms as determined by the Compensation Committee.

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